Exhibit 21.1

SUBSIDIARIES OF KIT DIGITAL, INC.

Name of Subsidiary	State/Country of Incorporation
Reality Group Pty. Ltd	Australia
KIT digital Sweden AB	Sweden
KIT digital FZ LLC	Dubai, UAE
KIT HD, Inc.	New York
KIT digital Pty. Ltd.	Australia
KIT digital Limited	United Kingdom
Sputnik Agency Pty. Ltd.	Australia
Digital Media Productions AS	Czech Republic
KIT digital GMBH	Germany
Polymedia S.p.A.	Milan
KIT digital Prague a.s.	Czech Republic
KIT digital Canada Inc.	Canada
KIT digital Americas	Georgia
KIT digital Asia PTE Ltd	Singapore
KIT digital India Pvt. Ltd.	Chennai
Benchmark Microsystems Pvt. Ltd.	Chennai

Benchmark Technologies Co. Ltd.	China
KIT digital Egypt	Egypt
Megahertz Broadcast Systems, Ltd.	United Kingdom
KIT digital Content Solutions s.r.o.	Czech Republic
Brickbox Digital Media Magyorzsag, Kft.	Hungary
Brickbox Digital Media, s.r.l.	Romania
BRICKBOX RESEARCH AND DEVELOPMENT s.r.o.	Czech Republic
Brickbox Limited	United Kingdom
International Digital Management LLC	California
International Digital Management OOD	Bulgaria
ioko365 Limited	United Kingdom
decentral tv Corp.	San Francisco
KIT digital France S.A.	France
Kewego Deutschland GmbH	Germany
Kewego Espana sru	Spain
Kyte UK Limited	United Kingdom
Kyte GmbH	Switzerland
KIT digital Italy Sarl	Italy